Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form F-1 of NewLead Holdings Ltd. of our report dated March 18, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse share split described in Note 24, as to which the date is December 29, 2010, relating to the successor financial statements for the period from October 14, 2009 to December 31, 2009 and the effectiveness of internal control over financial reporting of NewLead Holdings Ltd. as of December 31, 2009, which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form F-1 of NewLead Holdings Ltd. of our report dated March 18, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse share split described in Note 24, as to which the date is December 29, 2010, relating to the predecessor financial statements for each of the two years in the period ended December 31, 2008 and for the period from January 1, 2009 to October 13, 2009, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers S.A.
Athens, Greece
December 29, 2010